EXHIBIT 99.1

February 1, 2021

OBITX Adds Board of Directors Member

Appoints Lead for Sponsored SPAC Initiative – Everything Blockchain

OBITX, Inc., (OTCMKTS: OBTX), an advanced software development and services company specializing in blockchain technologies and decentralized processing, announced today the appointment of Mark Patrick Gilroy to the Board of Directors. Mr. Gilroy will represent the second independent member of the four membered board of directors. Mr. Gilroy will take an active role in the development and sponsored role of OBITX in the Special Purpose Acquisition Company (SPAC), Everything Blockchain, currently being formed as a Cayman Island company.

Mr. Gilroy brings 25 years of international experience in growth markets across Latin America, Asia-Pacific, India, Africa, and North America. He is the CEO of Fortinex, a blockchain security development company with offices in the USA, Singapore, and Paris. Mr. Gilroy also brings a vibrant background of telecommunications, cellular, and media experience to the Company. Earlier in his career he served as president of First Pacific Global’s investment procurement efforts in the South East Asian markets and worked with Texas based Ames Venture Group, a privately held venture fund.

Michael Hawkins, OBITX CEO/CFO stated, “I look forward to working with Mr. Gilroy in creating the SPAC where it will seek the acquisition of a major blockchain company. With blockchain market exceeding $1 trillion dollars in January 2021, we are on pace to meet or exceed industry experts prediction of 10% of the world’s GDP stored on the blockchain by 2027. While we are committed to growing organically, management fully supports expansion through acquisition and merger. Adding Mark to the team is the right move! His experience and insight will be critical!”

Contact: Michael Hawkins

info@obitx.com

About OBITX:

Headquartered in Fleming Island, Florida, OBITX, Inc., (OTCQB: OBTX) is a development, consulting and services organization specializing in blockchain technologies and decentralized processing.

Forward Looking Statements

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